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Goldman Sachs Trust II

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Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

January 4, 2017

Dear Shareholder,

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Investment Adviser”), the investment adviser of Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), selects investment managers (“Underlying Managers”) for the Fund, a series of Goldman Sachs Trust II (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed One River Asset Management, LLC (“One River”) and YG Partners, LLC (“YG Partners” and together with One River, “New Underlying Managers”) to serve as new, additional Underlying Managers for the Fund. The Board approved the sub-advisory agreement between GSAM and each of One River and YG Partners (the “Sub-Advisory Agreements”) on November 3, 2016. On the same date, the Board appointed One River to serve as an Underlying Manager of a wholly-owned subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). Acadian Asset Management LLC, Algert Global LLC, Ares Capital Management II LLC, Atreaus Capital, LP, Brigade Capital Management, LP, Corsair Capital Management, L.P., First Pacific Advisors, LLC, Graham Capital Management, L.P., New Mountain Vantage Advisers, L.L.C., QMS Capital Management LP, Russell Investments Implementation Services, LLC, Sirios Capital Management, L.P. and Wellington Management Company LLP continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board.

Please note that this appointment does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

GOLDMAN SACHS MULTI-MANAGER ALTERNATIVES FUND

Background

In connection with its duties as the investment adviser for the Fund, GSAM reviews and evaluates the Fund’s Underlying Managers on an ongoing basis. At a meeting held on November 3, 2016, and pursuant to GSAM’s recommendation, the Board approved One River and YG Partners as new Underlying Managers for the Fund and approved the Sub-Advisory Agreements.

The Board determined to initially approve the Sub-Advisory Agreements after a thorough analysis of the proposed services to be provided by each of One River and YG Partners. The material factors considered by the Board in approving the Sub-Advisory Agreements are set forth below under “Goldman Sachs Multi-Manager Alternatives Fund—Trustees’ Considerations.”

Investment Strategies of New Underlying Managers

One River Asset Management, LLC

Pursuant to the applicable Sub-Advisory Agreement, GSAM may allocate a portion of the Fund’s assets employing a “Tactical Trading” strategy to One River. Tactical Trading strategies seek to produce total return by long and short investing across global fixed income, currency, equity, and commodity markets. Tactical Trading managers may employ various investment styles, of which the two major strategies are global macro and managed futures. Tactical Trading managers that employ a global macro style may select their investments based upon fundamental and/or technical analysis. Tactical Trading managers that employ a managed futures style may use quantitative modeling techniques (for example, determining an asset’s value based upon an analysis of price history, price momentum, and the asset’s value relative to that of other assets, among other factors). Tactical Trading managers typically have no structural bias to be long, short, or neutral, but at any given time may have significant long or short exposures in a particular market or asset class. One River also employs a Tactical Trading strategy with respect to the Subsidiary’s assets.

Tactical Trading Managers may invest in commodity related instruments including but not limited to commodity futures and commodity exchange traded funds. Commodity markets are influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural, commercial and trade programs and policies designed to influence commodity prices, world political and economic events, and changes in interest rates.

One River currently offers three categories of strategies: discretionary thematic strategies, systematic risk premia strategies, and hedging strategies. With respect to the Fund, One River utilizes a combination of discretionary thematic strategies, offering diversified exposure to key macro themes while targeting uncorrelated returns to the equity markets.

YG Partners, LLC

Pursuant to the applicable Sub-Advisory Agreement, GSAM may allocate a portion of the Fund’s assets employing an “Equity Long Short” strategy to YG Partners. Equity Long Short strategies generally involve long and short investing, based on fundamental evaluations, research and various analytical measurements, in equity and equity-related investments. Equity Long Short managers may, for example, buy stocks that they expect to outperform or that they believe to be undervalued, and may also sell short stocks that they believe will underperform, or that they believe to be overvalued. Within this framework, Equity Long Short managers may exhibit a range of styles, including longer term buy-and-hold investing and/or shorter term trading styles. The portion of the Fund’s assets invested in equity long/short strategies may cumulatively represent a net short or net long position.

YG Partners focuses on identifying long and short investment opportunities related to companies undergoing catalytic and disruptive changes. YG Partner employs a bottom-up, fundamental analysis that focuses on soft catalyst investment ideas, including management team changes, capital structure changes and product cycle changes.

New Sub-Advisory Agreements

Under the Sub-Advisory Agreements, subject to the supervision and oversight of GSAM, each of One River and YG Partners, with respect to those assets that GSAM allocates to it (the “Allocated Assets”), provides the Fund with investment research, advice and supervision and furnishes a continuous investment program for, and manages the investment and reinvestment of, its respective Allocated Assets. One River and YG Partners each determine in their discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund within the parameters of the investment approach, policies, restrictions and guidelines applicable to their respective Allocated Assets as provided by GSAM, the provisions of the applicable Sub-Advisory Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”).

Under the Sub-Advisory Agreements, each of One River and YG Partners pays for all expenses incurred by it in connection with its services to the Allocated Assets. As compensation for their services, One River and YG Partners are entitled to receive fees from GSAM (not the Fund) each calendar quarter based on an annual percentage of the average daily net assets of their respective Allocated Assets. One River has contractually agreed to waive the fee it receives from GSAM in connection with its management of the Fund in an amount equal to the fee it receives from GSAM in connection with its management of the Subsidiary.

Each Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to the applicable Sub-Advisory Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities of the Fund (within the meaning of the 1940 Act).

Each Sub-Advisory Agreement provides for termination, without payment of any penalty, (i) by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund; (ii) by GSAM on 60 days written notice to One River or YG Partners, as applicable (or immediately in the event of a material breach by One River or YG Partners), or (iii) by One River or YG Partners, as applicable, on not less than 90 days written notice to GSAM and the Trust. Notwithstanding the above, One River and YG Partners may not terminate their respective Sub-Advisory Agreements during the 24-month period immediately following the effective date. Each Sub-Advisory Agreement shall automatically terminate in the event of its assignment or change of control of One River or YG Partners, as applicable, or the assignment of the Fund’s management agreement with GSAM. Each Sub-Advisory Agreement shall also terminate in the event that the Fund’s management agreement with GSAM is terminated.

As described below under “Additional Information—SEC Exemptive Order,” GSAM has received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC”) enabling it to enter into an investment sub-advisory agreement with an Underlying Manager that has not been approved by a vote of the majority of the outstanding voting securities of the Fund if certain conditions are met.

Trustees’ Considerations

The Fund is an investment portfolio of the Trust that commenced investment operations on April 30, 2013. The Fund employs a “manager of managers” structure, whereby the Investment Adviser is responsible for selecting Underlying Managers (subject to Board approval), allocating the Fund’s assets among them, and overseeing their day-to-day management of Fund assets. Upon the recommendation of the Investment Adviser, at a meeting held on November 3, 2016 (the “Meeting”), the Trustees, including the Trustees who are not parties to the Fund’s investment management agreement or any sub-advisory agreement or “interested persons” (as defined in the 1940 Act) of any party thereto (the “Independent Trustees”) unanimously approved separate Sub-Advisory Agreements between the Investment Adviser and each of One River and YG Partners. In connection with the Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel. In addition, each New Underlying Manager provided information in response to a request from the Investment Adviser.

Nature, Extent and Quality of the Services Provided Under the Sub-Advisory Agreement and Performance

In evaluating the nature, extent and quality of services to be provided by each New Underlying Manager, the Trustees considered information about each New Underlying Manager’s (a) personnel and compensation structure; (b) track record in managing funds or accounts with investment strategies similar to those to be employed on behalf of the Fund; (c) policies and procedures in place to address potential conflicts of interest; and (d) compliance program. The Trustees considered assessments provided by the Investment Adviser of each New Underlying Manager, the New Underlying Manager’s investment strategies and personnel and its compliance program. The Trustees considered that YG Partners currently manages other assets for the Investment Adviser’s clients. They noted that, because the New Underlying Managers had not previously provided services to the Fund, there was no performance information to evaluate with respect to the Fund.

Costs of Services to be Provided

The Trustees reviewed the terms of each Sub-Advisory Agreement and the proposed fee schedules. They noted that the compensation paid to each New Underlying Manager would be paid by the Investment Adviser, not by the Fund. They also noted that the terms of each Sub-Advisory Agreement were the result of arms’ length negotiations between the Investment Adviser and the applicable New Underlying Manager. The Trustees reviewed the anticipated blended average of all sub-advisory fees to be paid by the Investment Adviser with respect to the Fund and how it would change upon hiring the New Underlying Managers. They considered this information in light of the overall management fee to be paid by the Fund.

Conclusion

In connection with their consideration of each Sub-Advisory Agreement at the Meeting, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. After deliberation and consideration of the information provided, the Independent Trustees unanimously concluded that the Sub-Advisory Agreements should be approved.

Additional Information

SEC Exemptive Order

On May 29, 2013, GSAM and the Trust received an exemptive order (the “Order”) from the SEC exempting them from certain provisions of the 1940 Act. Specifically, the Order permits the Trust and GSAM, so long as certain conditions are satisfied, to enter into and materially amend an investment sub-advisory agreement with an Underlying Manager without shareholder approval. The Order generally requires that shareholders of the Fund be notified of an investment sub-advisory agreement that has been entered into within 90 days of the hiring of the Underlying Manager, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional Information About GSAM and the Fund’s Other Service Providers

GSAM, a Delaware limited partnership registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, is the Fund’s investment adviser. GSAM is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. The Goldman Sachs Group, Inc. is the general partner and principal owner of GSAM. GSAM’s and The Goldman Sachs Group Inc.’s current business address is 200 West Street, New York, NY 10282. As of September 30, 2016, GSAM, including its investment advisory affiliates, had approximately $1.15 trillion in assets under supervision.

Goldman, Sachs & Co., an affiliate of GSAM, located at 200 West Street, New York, New York 10282, serves as the exclusive distributor of shares of the Fund.

State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as the Fund’s custodian and administrator.

Additional Information About New Underlying Managers

One River Asset Management, LLC

One River, located at 3 River Road, 2nd Floor, Greenwich, Connecticut 06807, an investment adviser registered with the SEC and a Commodity Pool Operator registered with the Commodity Futures Trading Commission (CFTC) and National Futures Association (NFA), currently offers three categories of strategies: discretionary thematic strategies, systematic risk premia strategies, and hedging strategies. The firm had approximately $700 million in assets under management as of September 30, 2016. One River is 85% owned and controlled by its founder, C. Eric Peters.

The principal executive officers and members of One River, as of the date of this document, are set forth below. The business address of each person is 3 River Road, 2nd Floor, Greenwich, Connecticut 06807.

Name	Position(s) with One River[1]
C. Eric Peters	Managing Member, Chief Executive Officer and Chief Investment Officer
Geoffrey T. Grant	Member
David A. Hassan	Chief Compliance Officer
Ian A. Malloch	Chief Operating Officer

[1]	None of the principal executive officers of One River listed above have other principal employment other than his respective position(s) with One River and its affiliated managers.

YG Partners, LLC

YG Partners, located at 515 Madison Avenue, 30th Floor, New York, New York 10022, an investment adviser registered with the SEC, focuses on identifying long and short investment opportunities related to companies undergoing catalytic and disruptive changes. The firm had approximately $255 million in assets under management as of September 30, 2016. YG Partners is owned and controlled by Jason Young and Alfred Geary, who are its managing partners.

The principal executive officers and members of YG Partners, as of the date of this document, are set forth below. The business address of each person is 515 Madison Avenue, 30th Floor, New York, New York 10022.

Name	Position(s) with YG Partners[1]
Alfred H. Geary	Managing Member
Jason M. Young	Managing Member
Rick B. Muller	Chief Financial Officer and Chief Compliance Officer

[1]	None of the principal executive officers of YG Partners listed above have other principal employment other than his respective position(s) with YG Partners and its affiliated managers.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by writing to Goldman, Sachs & Co., P.O. Box 219711, Kansas City, MO 64121 or by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). You may also access and download these reports at the Fund’s website: www.GSAMFUNDS.com.

If you have any questions, please contact your investment professional or authorized dealer.

January 4, 2017

200 West Street

New York, New York 10282

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

January 4, 2017

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), a series of Goldman Sachs Trust II (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Goldman Sachs Asset Management, L.P. (“GSAM”), the investment adviser of the Fund, selects investment managers (“Underlying Managers”) for the Fund subject to approval of the board of trustees (the “Board”) of the Trust. We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed One River Asset Management, LLC (“One River”) and YG Partners, LLC (“YG Partners” and together with One River, “New Underlying Managers”) to serve as new, additional Underlying Managers for the Fund. The Board approved the sub-advisory agreements between GSAM and each of One River and YG Partners (the “Sub-Advisory Agreements”) on November 3, 2016. On the same date, the Board appointed One River to serve as an Underlying Manager of a wholly-owned subsidiary of the Fund organized under the laws of the Cayman Islands. Acadian Asset Management LLC, Algert Global LLC, Ares Capital Management II LLC, Atreaus Capital, LP, Brigade Capital Management, LP, Corsair Capital Management, L.P., First Pacific Advisors, LLC, Graham Capital Management, L.P., New Mountain Vantage Advisers, L.L.C., QMS Capital Management LP, Russell Investments Implementation Services, LLC, Sirios Capital Management, L.P. and Wellington Management Company LLP continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board. Additional information about GSAM, One River and YG Partners, the Sub-Advisory Agreements, and the Board’s approval of the Sub-Advisory Agreements is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by GSAM and the Trust from the Securities and Exchange Commission, the hiring of One River and YG Partners on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 1, 2017. The full Information Statement will be available for printing on the Fund’s website at www.gsamfunds.com until at least 90 days from the date of this Notice and the Information Statement. To access the full Information Statement, navigate to www.gsamfunds.com/literature, where the full Information Statement is available to view and print by utilizing the search feature to locate literature specific to One River or YG Partners. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note: If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice of Internet

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Availability of Information Statement unless your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Notice of Internet Availability of Information Statement, the Fund will deliver promptly a separate copy of this Notice of Internet Availability of Information Statement to you upon written or oral request. To receive a separate copy of this Notice of Internet Availability of Information Statement, please contact the Fund by calling toll free 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders) or by writing Goldman Sachs Funds, P.O. Box 219711, Kansas City, MO 64121. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.

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